Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS

March 1, 2022 OTCQB: FTCO

FORTITUDE GOLD REPORTS 2021 RECORD GOLD PRODUCTION, $0.75 NET INCOME PER SHARE AND $40 MILLION CASH

COLORADO SPRINGS – March 1, 2022 - Fortitude Gold Corporation (OTCQB: FTCO) (the “Company”) today reported its year-end 2021 results including record gold production, net income of $17.9 million, or $0.75 per share, and a strong balance sheet including $40 million cash and no debt.  The Company confirmed both its previously announced 2021 annual production of 46,459 gold ounces, which exceeded the initial 2021 gold production target by 16%, and its 2022 Production Outlook targeting 40,000 ounces of gold (a range of 36,000 to 40,000 ounces).  The Production Outlook assumes no disruptions from the COVID-19 global pandemic or unforeseen operational challenges.  The Company also filed its year-end 2021 S-K 1300 Technical Report Summary of Isabella Pearl Mine Reserves and Resources.  In addition to the updated Reserves and Resources, the Company disclosed an estimated 30,755 recoverable gold ounces on the heap leach pad at December 31, 2021.  Reconciliation of ore tonnes mined to date has shown higher grades of gold in the Isabella Pearl Mine compared to the reserve model which has resulted in an increased mine life now of over 3 years at the current 40,000 annual gold ounce run rate.  The Company is also aggressively moving its Golden Mile property forward towards a development decision that could extend the Company’s gold production an additional 3 1/3 years for a combined 7-year mine life through 2028.  Fortitude Gold is a gold producer, developer, and explorer with operations in Nevada, U.S.A. offering investors exposure to both gold production and dividend yield.

2021 ANNUAL HIGHLIGHTS

●	$0.75 net income per share;
●	$17.9 million net income;
●	$40.0 million cash balance at December 31, 2021;
●	$82.1 million net sales;
●	46,459 annual gold production;
●	3.76 grams per tonne average gold grade mined;
●	$76.0 million working capital;
●	$40.6 million mine gross profit;
●	$24.7 million cash flows from operating activities;
●	$705 total all-in sustaining cost per ounce;
●	Updated 2021 Reserves and Resources; and
●	Initial Golden Mile mineral resource added to Company’s gold ounces

“Management of Fortitude Gold delivered strong operational results beating our increased annual gold outlook with record production, delivered strong financial results increasing cash to $40 million and delivered strong shareholder value distributing monthly dividends and outperforming our market peers,” stated Fortitude Gold CEO and President, Mr. Jason Reid.  “The Company exceeded its initial 2021 gold production guidance by 16% while boosting year-over-year gold production by more than 56%.  Operations delivered over 46,000 gold ounces a low all-in sustaining cost of $705 per ounce.  With $82.1 million in net sales, $17.9 million in net income, and a cash balance increase of $12.2 million to $40 million, the Company is in a very strong financial position with no debt.  In April we initiated a monthly dividend and subsequently increased the dividend twice to its current $0.48 per share paid monthly at $0.04 per share.  Our Isabella Pearl open pit mine overperformed with a mined average gold grade of 3.76 grams per tonne gold.”

Mr. Reid stated, “In January of 2021 we estimated the Isabella Pearl Mine would be depleted by mid-2024; however, between the higher grades coming from the tonnes mine to date, the updated Reserve and Resources, and 30,755 gold ounces awaiting recovery on the heap leach pad, we have extended our mine life estimate at the current run rate of 40,000 gold ounces beyond the end of full year 2024.  We also target the same production profile and to be able to continue at least the same dividend per share from a second mine at Golden Mile, that we are aggressively moving forwards towards a development decision and eventual production.”

Mr. Reid continued, “For 2022 we have a clear vision of where we are going and expect Fortitude Gold to generate record free cash flow as we transition into the open pit phase two by the second quarter of this year, allowing access to higher grade ore while moving significantly less waste rock.  We also expect to heavily invest in exploration and continue to move our Golden Mile property towards a development decision and construction to be paid for with our strong treasury.  Fortitude Gold remains a unique investment in the precious metal space offering investors exposure to gold production, district scale exploration potential in arguably the premier mining jurisdictions in the world, Nevada, U.S.A., and a very attractive dividend yield, currently at over 7.5%.  During 2021, we transcended being just a gold equity, separating Fortitude from our peers in the junior gold space, by providing our shareholders a substantial yield and attractive monthly dividend income.”

2021 Overview

For the year ended December 31, 2021, the Company sold 45,891 gold ounces at a total cash cost of $587 per gold ounce, and a realized 2021 average sales price for gold of $1,795 per ounce.  The Company recorded revenues of $82.1 million, and net income of $17.9 million, or $0.75 per share.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s recently filed Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

The following Production Statistics table summarize certain information about our operations for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
Ore mined
Ore (tonnes)	598,345	643,518
Gold grade (g/t)	3.76	2.42
Low-grade stockpile
Ore (tonnes)	8,600	160,739
Gold grade (g/t)	0.33	0.52
Pre-strip waste	—	1,346,316
Waste (tonnes)	7,159,740	4,930,262
Metal production (before payable metal deductions)(1)
Gold (ozs.)	46,459	29,479
Silver (ozs.)	44,553	28,359

(1)	The difference between what we report as “metal production” and “metal sold” is attributable to the difference between the quantities of metals contained in the doré we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes incidental to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in doré produced and sold.

The following Sales Statistics table summarizes certain information about our operations for years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
Metal sold
Gold (ozs.)	45,891	29,929
Silver (ozs.)	43,189	29,129
Average metal prices realized (1)
Gold ($per oz.)	1,795	1,813
Silver ($per oz.)	24.74	21.12
Precious metal gold equivalent ounces sold
Gold Ounces	45,891	29,929
Gold Equivalent Ounces from Silver	595	339
	46,486	30,268

Total cash cost before by-product credits per gold ounce sold	$610	$949
Total cash cost after by-product credits per gold ounce sold	$587	$928
Total all-in sustaining cost per gold ounce sold	$705	$952

(1)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

Year-End 2021 S-K 1300 Technical Report Summary

The Company filed its 2021 year-end S-K Technical Report Summary pursuant to Item 1300 of SEC Regulation S-K for the Isabella Pearl mine.  Year-end 2021 proven and probable reserves at the Isabella Pearl Mine totaled 908,800 tonnes grading 3.75 grams per tonne (g/t) gold, or 109,700 gold ounces.  In addition, the Company reported high-grade stockpile reserves of 14,000 tonnes grading 10.09 g/t gold and low-grade stockpile reserves of 435,000 tonnes grading 0.53 g/t gold.

As of December 31, 2021, our estimate of Proven and Probable (“P&P”) reserves, all of which pertain to the Isabella Pearl Mine, were:

				Precious			Precious
				Metal			Metal
				Gold			Gold
		Gold	Silver	Equivalent	Gold	Silver	Equivalent
Description	Tonnes	g/t	g/t	g/t	Ounces	Ounces	Ounces
Isabella Pearl Mine
Proven	483,300	5.26	47	5.89	81,800	733,100	91,600
Probable	425,500	2.04	16	2.26	27,900	221,000	30,900
Proven and Probable Total	908,800	3.75	33	4.19	109,700	954,100	122,500
High-Grade Stockpile	14,000	10.09	88	11.26	4,500	39,600	5,000
Low-Grade Stockpile	435,000	0.53	5	0.59	7,300	63,900	8,200
Isabella Pearl Mine Total	1,357,800	2.78	24	3.11	121,500	1,057,600	135,700

Notes to the 2021 P&P reserves:

(1)	Metal prices used for P&P reserves were $1,738 per ounce of gold and $23.22 per ounce of silver. These prices reflect the consensus 2022-2024 average prices for gold and silver (CIBC Global Mining Group, Analyst Consensus Commodity Price Forecasts, November 30, 2021).
(2)	Precious metal gold equivalent is 74.85:1 determined by taking gold ounces produced or sold, plus silver ounces produced or sold converted to precious metal gold equivalent ounces using the gold to silver average price ratio for the period.
(3)	For the Isabella Pearl Mine, the quantities of material within the designed pits were calculated using a cutoff grade of 0.33 Au g/t.
(4)	Mining, processing, energy, administrative and smelting/refining costs were based on 2021 actual costs for the Isabella Pearl Mine.
(5)	Metallurgical gold recovery assumptions used for the Isabella Pearl Mine were 81% for all ore which is currently being crushed. These recoveries reflect predicted average recoveries from metallurgical test programs.
(6)	Isabella Pearl P&P reserves are diluted and factored for expected mining recovery.
(7)	Figures in tables are rounded to reflect estimate precision and small differences generated by rounding are not material estimates.

The new SEC S-K Technical Report Summary now allows for disclosure of mineral resource estimates (exclusive of mineral reserves).  Year-end 2021 mineral resource estimates for the Isabella Pearl mine totaled 446,600 tonnes grading 1.26 g/t gold, or 18,100 gold ounces in the oxide measured and indicated category, and 259,400 tonnes grading 1.30 g/t gold, or 10,900 gold ounces in the oxide inferred category.

As of December 31, 2021, our Mineral Resource estimate (exclusive of Mineral Reserves), all of which pertain to the Isabella Pearl Mine, were:

				Precious			Precious
				Metal			Metal
				Gold			Gold
		Gold	Silver	Equivalent	Gold	Silver	Equivalent
Description	Tonnes	g/t	g/t	g/t	Ounces	Ounces	Ounces
Measured and Indicated Resources
Isabella Pearl Mine
Oxide
Measured	89,000	2.38	55	3.11	6,800	157,600	8,900
Indicated	357,600	0.99	9	1.10	11,300	96,200	12,600
Measured and Indicated Oxide Total	446,600	1.26	18	1.50	18,100	253,800	21,500
Sulfide
Measured	110,600	4.98	57	3.11	17,700	180,100	20,100
Indicated	40,800	3.79	48	1.10	5,000	62,700	5,800
Measured and Indicated Sulfide Total	151,400	4.66	50	5.32	22,700	242,800	25,900
Isabella Pearl Mine Measured and Indicated Total	598,000	2.12	26	2.47	40,800	496,600	47,400
Inferred Resources
Isabella Pearl Mine
Oxide Inferred	259,400	1.30	12	1.46	10,900	102,800	12,300
Sulfide Inferred	28,800	3.77	56	4.52	3,500	51,600	4,200
Isabella Pearl Mine Inferred Total	288,200	1.55	17	1.78	14,400	154,400	16,500

Notes to the 2021 Mineral Resources:

1.	Reported at cutoffs of 0.33 g/t Au for Isabella Pearl Mine Oxide and 2.0 g/t Au for Isabella Pearl Mine Sulfide.
2.	Whole block diluted estimates are reported within an optimized pit shell.
3.	Mineral Resources do not have demonstrated economic viability.
4.	Totals may not sum exactly due to rounding.
5.	Mineral resources reported are exclusive of mineral reserves.

The Company also disclosed in the S-K 1300 Technical Report Summary that in addition to the reserves, resources and various ore stockpiles, it estimates the eventual recovery of 30,755 gold ounces from crushed ore already placed on the heap leach pad.

The Qualified Persons (“QP”) who prepared this report are specialists in the fields of geology, exploration, and Mineral Resources and Reserves estimation and classification. The following individuals, by virtue of their education, experience and professional association, are considered QPs for this report and are members in good standing of appropriate professional institutions. The QPs are consultants, independent of FGC. The qualified persons who prepared this report are Donald E. Hulse, P.E., SME-RM, Christopher Emanuel, SME-RM, and Ian H. Crundwell, P. Geo.

The Year-End 2021 S-K 1300 Technical Report Summary will be available on the Company’s website in the near future.

Projects Update

Fortitude Gold successfully ramped up gold production to targeted levels at its Isabella Pearl Mine in 2021.  The Company is targeting 40,000 ounces of gold (a range of 36,000 to 40,000 gold ounces) during the 2022 production year, assuming no disruptions from the COVID-19 global pandemic or unforeseen operational challenges.

In July 2021, the Company received permits to expand the Isabella Pearl heap leach pad and pad construction was completed in December 2021.  The expanded heap leach pad can now accommodate additional ore reserve tonnes defined during exploration drill campaigns in 2019 and 2020.  The newly permitted area for pad expansion is larger than the recently completed phase two expansion heap leach pad, so the Company may expand the pad further in the future if needed under the existing permits. The Company began placing ore on the new heap leach pad in February 2022.

The Company began the permitting process in 2021 to connect the Isabella Pearl Mine to the electrical power grid, a shift that is expected to reduce energy costs by approximately $80,000 per month once complete.  The capital cost to switch from diesel power generation to the electric grid is budgeted at approximately $1.6 million and is expected to be completed in 2022, subject to NV Energy timeframes.

In November 2021, the Company announced its maiden resource estimate for its Golden Mile Property in Mineral County, Nevada.  The Company’s Initial Assessment Technical Report Summary on Golden Mile estimates in-situ ounces consisting of 78,500 Indicated gold ounces at 1.13 g/t and 84,500 Inferred gold ounces at 1.10 g/t.  The mineralization at Golden Mile remains open along strike and at depth, and the current resource is confined solely to patented claims.  Company management is moving towards a development decision and eventual production based on this initial project resource and is currently finalizing estimates for project capital expenditures, sustaining project capital, as well as overall project economics.  In January of 2022 the Company filed its Plan of Operations with the Bureau of Land Management, the first step in permitting the Golden Mile project.  The Company targets an official board level development decision for Golden Mile in the first half of 2022 based off the project’s initial resource.

Exploration Program

The 2021 exploration drill programs focused on targets along the Isabella Pearl Mineralized trend, completed its initial drill campaign on its East Camp Douglas property and delineated an initial resource at Golden Mile. During 2021, the Company acquired 100% interest in a prospective property in west central Nevada called Ripper.  Ripper has high-grade gold surface samples in a favorable geologic setting for a potential open pit heap leach operation. Ripper becomes the sixth property in the Company’s portfolio. In 2022, the Company anticipates spending approximately $5.7 million for exploration activities at its Nevada Mining Unit.  Exploration expenses may be modified depending on drill rig and crew availability, exploration results, metal market conditions and available capital.  The primary focus in 2022 for exploration drill programs include testing targets along the mineralized trend and structural corridor where our Isabella Pearl mine is located, planned delineation and expansion drilling of the known mineralized zones at Golden Mile and exploration drilling at our County Line and East Camp Douglas properties.

See Accompanying Tables

The following information summarizes the results of operations for Fortitude Gold Corporation for the years ended December 31, 2021 and 2020, its financial condition at December 31, 2021 and 2020, and its cash flows for the years ended December 31, 2021 and 2020. The summary data as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 is derived from its audited financial statements contained in its annual report on Form 10-K for the year ended December 31, 2021, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of its cash cost before by-product credits per gold ounce sold, total cash cost after by-product credits per gold ounce sold and total all-in sustaining cost per gold ounce sold contained in this press release are non-GAAP financial measures. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

FORTITUDE GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$40,017	$27,774
Accounts receivable	238	145
Inventories	37,550	23,051
Prepaid taxes	1,289	—
Prepaid expenses and other current assets	2,228	1,962
Total current assets	81,322	52,932
Property, plant and mine development, net	37,226	50,990
Operating lease assets, net	463	6,198
Deferred tax assets	509	959
Other non-current assets	2,909	1,946
Total assets	$122,429	$113,025
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,127	$1,715
Loans payable, current	87	665
Finance lease liabilities, current	23	398
Operating lease liabilities, current	463	6,198
Mining taxes payable	1,699	1,001
Other current liabilities	912	1,092
Total current liabilities	5,311	11,069
Asset retirement obligations	4,725	3,844
Loans payable, long-term	30	117
Finance lease liabilities, long-term	15	27
Total liabilities	10,081	15,057
Shareholders' equity:
Preferred stock - $0.01 par value, 20,000,000 shares authorized and nil outstanding at December 31, 2021 and nil shares authorized and outstanding at December 31, 2020	—	—
Common stock - $0.01 par value, 200,000,000 shares authorized and 23,961,208 shares outstanding at December 31, 2021 and 21,211,208 shares outstanding at December 31, 2020	240	212
Additional paid-in capital	103,476	99,682
Retained earnings (accumulated deficit)	8,632	(1,926)
Total shareholders' equity	112,348	97,968
Total liabilities and shareholders' equity	$122,429	$113,025

FORTITUDE GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2021 and 2020
(U.S. dollars in thousands, except share and per share amounts)

	Year ended
	December 31,
	2021	2020
Sales, net	$82,109	$53,967
Mine cost of sales:
Production costs	26,661	27,495
Depreciation and amortization	14,728	10,241
Reclamation and remediation	156	48
Total mine cost of sales	41,545	37,784
Mine gross profit	40,564	16,183
Costs and expenses:
General and administrative expenses	11,443	2,882
Exploration expenses	5,396	2,648
Other expense, net	190	233
Total costs and expenses	17,029	5,763
Income before income and mining taxes	23,535	10,420
Mining and income tax expense	5,669	203
Net income	$17,866	$10,217
Net income per common share:
Basic	$0.75	$0.48
Diluted	$0.74	$0.48
Weighted average shares outstanding:
Basic	23,875,631	21,211,208
Diluted	24,108,365	21,211,208

FORTITUDE GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2021 and 2020
(U.S. dollars in thousands)

	Year ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net income	$17,866	$10,217
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	14,859	10,377
Stock-based compensation	3,405	—
Deferred taxes	450	(959)
Reclamation and remediation accretion	156	48
Other operating adjustments	(303)	—
Changes in operating assets and liabilities:
Accounts receivable	(93)	(145)
Inventories	(10,866)	(2,300)
Prepaid expenses and other current assets	(266)	(1,643)
Other non-current assets	19	(2,085)
Accounts payable and other accrued liabilities	29	(1,508)
Income and mining taxes payable	(591)	1,001
Net cash provided by operating activities	24,665	13,003

Cash flows from investing activities:
Capital expenditures	(4,546)	(6,488)
Net cash used in investing activities	(4,546)	(6,488)

Cash flows from financing activities:
Contributions from GRC	—	21,711
Dividends paid	(7,308)	—
Issuance of common stock	500	—
Repayment of loans payable	(665)	(879)
Repayment of capital leases	(403)	(439)
Net cash (used in) provided by financing activities	(7,876)	20,393

Net increase in cash and cash equivalents	12,243	26,908
Cash and cash equivalents at beginning of period	27,774	866
Cash and cash equivalents at end of period	$40,017	$27,774

Supplemental Cash Flow Information
Interest expense paid	$26	$86
Income and mining taxes paid	$5,893	$—
Non-cash investing and financing activities:
Change in capital expenditures in accounts payable	$503	$(1,544)
Change in estimate for asset retirement costs	$794	$1,159
Stock contributed from Parent	$—	$100
Equipment purchased under finance lease	$16	$—
Right-of-Use assets acquired through operating lease	$1,820	$7,265

About Fortitude Gold Corporation

Fortitude Gold is a U.S. based gold producer targeting projects with low operating costs, high margins, and strong returns on capital. The Company’s strategy is to grow organically, remain debt-free and distribute substantial dividends. The Company’s Nevada Mining Unit consists of five high-grade gold properties located in the Walker Lane Mineral Belt and a sixth high-grade gold property in west central Nevada. The Isabella Pearl gold mine, located on the Isabella Pearl mineralized trend, is currently in production. Nevada, U.S.A. is among the world’s premier mining friendly jurisdictions.

Cautionary Statements:  This press release contains forward-looking statements that involve risks and uncertainties. If you are risk-averse you should NOT buy shares in Fortitude Gold Corp.  The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements.  Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material are forward-looking statements.  All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements.

Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  The Company's actual results could differ materially from those discussed in this press release.  In particular, the scope, duration, and impact of the COVID-19 pandemic on mining operations, Company employees, and supply chains as well as the scope, duration and impact of government action aimed at mitigating the pandemic may cause future actual results to differ materially from those expressed or implied by any forward-looking statements.  Also, there can be no assurance that production will continue at any specific rate.

Contact:
Greg Patterson
719-717-9825
greg.patterson@fortitudegold.com
www.Fortitudegold.com